==============================================================================

                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                ----------

                               SCHEDULE 13G
                              AMENDMENT NO. 1
                               Rule 13d-102
                 Under the Securities Exchange Act of 1934

                        INFORMATION STATEMENT FILED
                        PURSUANT TO RULE 13d-1(d)*


                      AMERICAN ITALIAN PASTA COMPANY
                             (Name of Issuer)



                     CLASS A CONVERTIBLE COMMON STOCK
                              $.001 PAR VALUE
                      (Title of Class of Securities)

                                ----------

                                 02707010
                              (CUSIP Number)








               *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

               The information required in the remainder of this cover page shall not be deemed to be "filled" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

==============================================================================


                               SCHEDULE 13G

CUSIP No.      02707010                                     Page 2 of 82 Pages


    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          The Morgan Stanley Leveraged Equity Fund II, L.P.

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

    3     SEC USE ONLY

    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                                        5    SOLE VOTING POWER

                                             -0-

                                        6    SHARED VOTING POWER
          NUMBER OF SHARES
       BENEFICIALLY OWNED BY                 446,442 shares
       EACH REPORTING PERSON
                WITH                    7    SOLE DISPOSITIVE POWER

                                             -0-

                                        8    SHARED DISPOSITIVE POWER

                                             446,442 shares

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          446,442 shares

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          2.47%

   12     TYPE OF REPORTING PERSON*

          PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                     Page 3 of 82 Pages

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Morgan Stanley Leveraged Equity Fund II, Inc.

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

    3     SEC USE ONLY

    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                                        5    SOLE VOTING POWER

                                             -0-

                                        6    SHARED VOTING POWER
          NUMBER OF SHARES
       BENEFICIALLY OWNED BY                 446,442 shares
       EACH REPORTING PERSON
                WITH                    7    SOLE DISPOSITIVE POWER

                                             -0-

                                        8    SHARED DISPOSITIVE POWER

                                             446,442 shares

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          446,442 shares

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          2.47%

   12     TYPE OF REPORTING PERSON*

          CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                     Page 4 of 82 Pages

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Morgan Stanley Dean Witter & Co.

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

    3     SEC USE ONLY

    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                                        5    SOLE VOTING POWER

                                             -0-

                                        6    SHARED VOTING POWER
          NUMBER OF SHARES
       BENEFICIALLY OWNED BY                 635,970 shares
       EACH REPORTING PERSON
                WITH                    7    SOLE DISPOSITIVE POWER

                                             -0-

                                        8    SHARED DISPOSITIVE POWER

                                             635,970 shares

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          635,970 shares

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          3.52%

   12     TYPE OF REPORTING PERSON*

          CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                     Page 5 of 82 Pages

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Morgan Stanley Capital Partners III, L.P.

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

    3     SEC USE ONLY

    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                                        5    SOLE VOTING POWER

                                             -0-

                                        6    SHARED VOTING POWER
          NUMBER OF SHARES
       BENEFICIALLY OWNED BY                 167,649 shares
       EACH REPORTING PERSON
                WITH                    7    SOLE DISPOSITIVE POWER

                                             -0-

                                        8    SHARED DISPOSITIVE POWER

                                             167,649 shares

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          167,649 shares

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.93%

   12     TYPE OF REPORTING PERSON*

          PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                     Page 6 of 82 Pages

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          MSCP III, L.P.

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

    3     SEC USE ONLY

    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                                        5    SOLE VOTING POWER

                                             -0-

                                        6    SHARED VOTING POWER
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY                189,528 shares
        EACH REPORTING PERSON
                 WITH                   7    SOLE DISPOSITIVE POWER

                                             -0-

                                        8    SHARED DISPOSITIVE POWER

                                             189,528 shares

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          189,528 shares

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          1.05%

   12     TYPE OF REPORTING PERSON*

          PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                     Page 7 of 82 Pages

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Morgan Stanley Capital Partners III, Inc.

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

    3     SEC USE ONLY

    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                                        5    SOLE VOTING POWER

                                             -0-

                                        6    SHARED VOTING POWER
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY                189,528 shares
        EACH REPORTING PERSON
                 WITH                   7    SOLE DISPOSITIVE POWER

                                             -0-

                                        8    SHARED DISPOSITIVE POWER

                                             189,528 shares

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          189,528 shares

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          1.05%

   12     TYPE OF REPORTING PERSON*

          CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                     Page 8 of 82 Pages

   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          MSCP III 892 Investors, L.P.

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

   3      SEC USE ONLY

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                                        5    SOLE VOTING POWER

                                             -0-

                                        6    SHARED VOTING POWER
         NUMBER OF SHARES
       BENEFICIALLY OWNED BY                 17,164 shares
       EACH REPORTING PERSON
               WITH                     7    SOLE DISPOSITIVE POWER

                                             -0-

                                        8    SHARED DISPOSITIVE POWER

                                             17,164 shares

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          17,164 shares

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.09%

   12     TYPE OF REPORTING PERSON*

          PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                     Page 9 of 82 Pages

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Morgan Stanley Capital Investors, L.P.

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

    3     SEC USE ONLY

    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                                        5    SOLE VOTING POWER

                                             -0-

                                        6    SHARED VOTING POWER
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY                4,715 shares
        EACH REPORTING PERSON
                 WITH                   7    SOLE DISPOSITIVE POWER

                                             -0-

                                        8    SHARED DISPOSITIVE POWER

                                             4,715 shares

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,715 shares

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.03%

   12     TYPE OF REPORTING PERSON*

          PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 10 of 82 Pages

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          George K. Baum Group, Inc.

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

    3     SEC USE ONLY

    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Missouri

                                        5    SOLE VOTING POWER

                                             94,615 shares

                                        6    SHARED VOTING POWER
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY                71
        EACH REPORTING PERSON
                 WITH                   7    SOLE DISPOSITIVE POWER

                                             94,615 shares

                                        8    SHARED DISPOSITIVE POWER

                                             71

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          94,686 shares

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.52%

   12     TYPE OF REPORTING PERSON*

          CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 11 of 82 Pages

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          G. Kenneth Baum

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

    3     SEC USE ONLY

    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                                        5    SOLE VOTING POWER

                                             15,094 shares

                                        6    SHARED VOTING POWER
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY                94,686 shares
        EACH REPORTING PERSON
                 WITH                   7    SOLE DISPOSITIVE POWER

                                             15,094 shares

                                        8    SHARED DISPOSITIVE POWER

                                             94,686 shares

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          109,780 shares

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.61%

   12     TYPE OF REPORTING PERSON*

          IN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 12 of 82 Pages

   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          George K. Baum Capital Partners, L.P.

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

   3      SEC USE ONLY

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                                        5    SOLE VOTING POWER

                                             -0-

                                        6    SHARED VOTING POWER
          NUMBER OF SHARES
        BENEFICIALLY OWNED BY                -0-
        EACH REPORTING PERSON
                WITH                    7    SOLE DISPOSITIVE POWER

                                             -0-

                                        8    SHARED DISPOSITIVE POWER

                                             -0-

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          -0-

   12     TYPE OF REPORTING PERSON*

          PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 13 of 82 Pages

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          GKB Private Investment Partners, LLC

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

    3     SEC USE ONLY

    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                                        5    SOLE VOTING POWER

                                             -0-

                                        6    SHARED VOTING POWER
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY                -0-
        EACH REPORTING PERSON
                 WITH                   7    SOLE DISPOSITIVE POWER

                                             -0-

                                        8    SHARED DISPOSITIVE POWER

                                             -0-

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          -0-

   12     TYPE OF REPORTING PERSON*

          OO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 14 of 82 Pages

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          George K. Baum Employee Equity Fund, L.P.

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

    3     SEC USE ONLY

    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                                        5    SOLE VOTING POWER

                                             -0-

                                        6    SHARED VOTING POWER
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY                -0-
        EACH REPORTING PERSON
                 WITH                   7    SOLE DISPOSITIVE POWER

                                             -0-

                                        8    SHARED DISPOSITIVE POWER

                                             -0-

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          -0-

   12     TYPE OF REPORTING PERSON*

          PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 15 of 82 Pages

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          GKB Equity, Inc.

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

    3     SEC USE ONLY

    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Missouri

                                        5    SOLE VOTING POWER

                                             223 shares

                                        6    SHARED VOTING POWER
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY                -0-
        EACH REPORTING PERSON
                 WITH                   7    SOLE DISPOSITIVE POWER

                                             223 shares

                                        8    SHARED DISPOSITIVE POWER

                                             -0-

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          223 shares

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.001%

   12     TYPE OF REPORTING PERSON*

          CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 16 of 82 Pages

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          George K. Baum Holdings, Inc.

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

    3     SEC USE ONLY

    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                                        5    SOLE VOTING POWER

                                             1,093 shares

                                        6    SHARED VOTING POWER
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY                71 shares
        EACH REPORTING PERSON
                 WITH                   7    SOLE DISPOSITIVE POWER

                                             1,093 shares

                                        8    SHARED DISPOSITIVE POWER

                                             71 shares

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,164 shares

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.006%

   12     TYPE OF REPORTING PERSON*

          CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 17 of 82 Pages

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Jonathan E. Baum

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

    3     SEC USE ONLY

    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                                        5    SOLE VOTING POWER

                                             4,902 shares

                                        6    SHARED VOTING POWER
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY                3,647 shares
        EACH REPORTING PERSON
                 WITH                   7    SOLE DISPOSITIVE POWER

                                             4,902 shares

                                        8    SHARED DISPOSITIVE POWER

                                             3,647 shares

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          8,549 shares

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.05%

   12     TYPE OF REPORTING PERSON*

          IN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 18 of 82 Pages

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Citicorp Venture Capital, Ltd.

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

    3     SEC USE ONLY

    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          New York

                                        5    SOLE VOTING POWER

                                             -0-

                                        6    SHARED VOTING POWER
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY                890,195 shares
        EACH REPORTING PERSON
                 WITH                   7    SOLE DISPOSITIVE POWER

                                             -0-

                                        8    SHARED DISPOSITIVE POWER

                                             890,195 shares

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          890,195 shares

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          4.92%

   12     TYPE OF REPORTING PERSON*

          CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 19 of 82 Pages

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Citibank, N.A.

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

    3     SEC USE ONLY

    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          National Association

                                        5    SOLE VOTING POWER

                                             -0-

                                        6    SHARED VOTING POWER
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY                890,195 shares
        EACH REPORTING PERSON
                 WITH                   7    SOLE DISPOSITIVE POWER

                                             -0-

                                        8    SHARED DISPOSITIVE POWER

                                             890,195 shares

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          890,195 shares

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          4.92%

   12     TYPE OF REPORTING PERSON*

          BK
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 20 of 82 Pages

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Citicorp

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

    3     SEC USE ONLY

    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                                        5    SOLE VOTING POWER

                                             -0-

                                        6    SHARED VOTING POWER
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY                890,195 shares
        EACH REPORTING PERSON
                 WITH                   7    SOLE DISPOSITIVE POWER

                                             -0-

                                        8    SHARED DISPOSITIVE POWER

                                             890,195 shares

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          890,195 shares

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          4.92%

   12     TYPE OF REPORTING PERSON*

          CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 21 of 82 Pages

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          JSS Management Company, Ltd.

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

    3     SEC USE ONLY

    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Texas

                                        5    SOLE VOTING POWER

                                             -0-

                                        6    SHARED VOTING POWER
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY                27,441 shares
        EACH REPORTING PERSON
                 WITH                   7    SOLE DISPOSITIVE POWER

                                             -0-

                                        8    SHARED DISPOSITIVE POWER

                                             27,441 shares

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          27,441 shares

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.15%

   12     TYPE OF REPORTING PERSON*

          CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 22 of 82 Pages

   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          William T. Webster as custodian for William T. Webster, Jr. under the Missouri Uniform Transfers to Minors Law

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

   3      SEC USE ONLY

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                                        5    SOLE VOTING POWER

                                             -0-

                                        6    SHARED VOTING POWER
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY                -0-
        EACH REPORTING PERSON
                 WITH                   7    SOLE DISPOSITIVE POWER

                                             -0-

                                        8    SHARED DISPOSITIVE POWER

                                             -0-

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          -0-

   12     TYPE OF REPORTING PERSON*

          OO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 23 of 82 Pages

   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          William T. Webster as custodian for Aubrey A. Webster under the Missouri Uniform Transfers to Minor Law

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

   3      SEC USE ONLY

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                                        5    SOLE VOTING POWER

                                             -0-

                                        6    SHARED VOTING POWER
          NUMBER OF SHARES
        BENEFICIALLY OWNED BY                -0-
        EACH REPORTING PERSON
                WITH                    7    SOLE DISPOSITIVE POWER

                                             -0-

                                        8    SHARED DISPOSITIVE POWER

                                             -0-

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          -0-

   12     TYPE OF REPORTING PERSON*

          OO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 24 of 82 Pages

   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          William T. Webster as custodian for Samuel Timothy Webster under the Missouri Uniform Transfers to Minors Law

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

   3      SEC USE ONLY

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                                        5    SOLE VOTING POWER

                                             -0-

                                        6    SHARED VOTING POWER
            NUMBER OF SHARES
         BENEFICIALLY OWNED BY               -0-
         EACH REPORTING PERSON
                  WITH                  7    SOLE DISPOSITIVE POWER

                                             -0-

                                        8    SHARED DISPOSITIVE POWER

                                             -0-

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          -0-

   12     TYPE OF REPORTING PERSON*

          OO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 25 of 82 Pages

   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Kirstin D. Webster and James A. Heeter, Co-Trustees under The Timothy S. Webster Family Gift Trust of 1996, dated September 27, 1996

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

   3      SEC USE ONLY

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          Kansas

                                        5    SOLE VOTING POWER

                                             12,675 shares

                                        6    SHARED VOTING POWER
             NUMBER OF SHARES
          BENEFICIALLY OWNED BY              -0-
          EACH REPORTING PERSON
                   WITH                 7    SOLE DISPOSITIVE POWER

                                             12,675 shares

                                        8    SHARED DISPOSITIVE POWER

                                             -0-

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          12,675 shares

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.07%

   12     TYPE OF REPORTING PERSON*

          OO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 26 of 82 Pages

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          William T. Webster

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

    3     SEC USE ONLY

    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                                        5    SOLE VOTING POWER

                                             -0-

                                        6    SHARED VOTING POWER
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY                -0-
        EACH REPORTING PERSON
                 WITH                   7    SOLE DISPOSITIVE POWER

                                             -0-

                                        8    SHARED DISPOSITIVE POWER

                                             -0-

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          -0-

   12     TYPE OF REPORTING PERSON*

          IN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 27 of 82 Pages

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Julie D. Webster

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

    3     SEC USE ONLY

    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                                        5    SOLE VOTING POWER

                                             -0-

                                        6    SHARED VOTING POWER
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY                -0-
        EACH REPORTING PERSON
                 WITH                   7    SOLE DISPOSITIVE POWER

                                             -0-

                                        8    SHARED DISPOSITIVE POWER

                                             -0-

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          -0-

   12     TYPE OF REPORTING PERSON*

          IN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 28 of 82 Pages

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Horst W. Schroeder

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

    3     SEC USE ONLY

    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Germany

                                        5    SOLE VOTING POWER

                                             592,079 shares

                                        6    SHARED VOTING POWER
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY                -0-
        EACH REPORTING PERSON
                 WITH                   7    SOLE DISPOSITIVE POWER

                                             592,079 shares

                                        8    SHARED DISPOSITIVE POWER

                                             -0-

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          592,079 shares

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          3.27%

   12     TYPE OF REPORTING PERSON*

          IN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 29 of 82 Pages

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Anna Catherine Webster

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

    3     SEC USE ONLY

    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                                        5        SOLE VOTING POWER

                                                 -0-

                                        6        SHARED VOTING POWER
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY                    -0-
        EACH REPORTING PERSON
                 WITH                   7        SOLE DISPOSITIVE POWER

                                                 -0-

                                        8        SHARED DISPOSITIVE POWER

                                                 -0-

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          -0-

   12     TYPE OF REPORTING PERSON*

          IN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 30 of 82 Pages

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Ernest Jack Webster, Jr.

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [ ]

    3     SEC USE ONLY

    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Unites States of America

                                        5    SOLE VOTING POWER

                                             -0-

                                        6    SHARED VOTING POWER
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY                -0-
        EACH REPORTING PERSON
                 WITH                   7    SOLE DISPOSITIVE POWER

                                             -0-

                                        8    SHARED DISPOSITIVE POWER

                                             -0-

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          -0-

   12     TYPE OF REPORTING PERSON*

          IN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 31 of 82 Pages

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          David B. Potter

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

    3     SEC USE ONLY

    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                                        5    SOLE VOTING POWER

                                             36,510 shares

                                        6    SHARED VOTING POWER
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY                -0-
        EACH REPORTING PERSON
                 WITH                   7    SOLE DISPOSITIVE POWER

                                             36,510 shares

                                        8    SHARED DISPOSITIVE POWER

                                             -0-

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          36,510 shares

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.20%

   12     TYPE OF REPORTING PERSON*

          IN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 32 of 82 Pages

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Timothy S. Webster

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

    3     SEC USE ONLY

    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                                        5    SOLE VOTING POWER

                                             360,818 shares

                                        6    SHARED VOTING POWER
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY                -0-
        EACH REPORTING PERSON
                 WITH                   7    SOLE DISPOSITIVE POWER

                                             360,818 shares

                                        8    SHARED DISPOSITIVE POWER

                                             -0-

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          360,818 shares

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          2.00%

   12     TYPE OF REPORTING PERSON*

          IN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 33 of 82 Pages

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          David E. Watson

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

    3     SEC USE ONLY

    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                                        5    SOLE VOTING POWER

                                             125,714 shares

                                        6    SHARED VOTING POWER
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY                -0-
        EACH REPORTING PERSON
                 WITH                   7    SOLE DISPOSITIVE POWER

                                             125,714 shares

                                        8    SHARED DISPOSITIVE POWER

                                             -0-

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          125,714 shares

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.70%

   12     TYPE OF REPORTING PERSON*

          IN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 34 of 82 Pages

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Darrel E. Bailey

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

    3     SEC USE ONLY

    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                                        5    SOLE VOTING POWER

                                             68,170 shares

                                        6    SHARED VOTING POWER
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY                -0-
        EACH REPORTING PERSON
                 WITH                   7    SOLE DISPOSITIVE POWER

                                             68,170 shares

                                        8    SHARED DISPOSITIVE POWER

                                             -0-

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          68,170 shares

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.38%

   12     TYPE OF REPORTING PERSON*

          IN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 35 of 82 Pages

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Norman F. Abreo

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

    3     SEC USE ONLY

    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                                        5    SOLE VOTING POWER

                                             58,498 shares

                                        6    SHARED VOTING POWER
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY                -0-
        EACH REPORTING PERSON
                 WITH                   7    SOLE DISPOSITIVE POWER

                                             58,498 shares

                                        8    SHARED DISPOSITIVE POWER

                                             -0-

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          58,498 shares

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.32%

   12     TYPE OF REPORTING PERSON*

          IN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 36 of 82 Pages

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Isabel A. Lange

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

    3     SEC USE ONLY

    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Germany

                                        5    SOLE VOTING POWER

                                             -0-

                                        6    SHARED VOTING POWER
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY                -0-
        EACH REPORTING PERSON
                 WITH                   7    SOLE DISPOSITIVE POWER

                                             -0-

                                        8    SHARED DISPOSITIVE POWER

                                             -0-

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          -0-

   12     TYPE OF REPORTING PERSON*

          IN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 37 of 82 Pages

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Bernd H. Schroeder

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

    3     SEC USE ONLY

    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Germany

                                        5    SOLE VOTING POWER

                                             -0-

                                        6    SHARED VOTING POWER
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY                -0-
        EACH REPORTING PERSON
                 WITH                   7    SOLE DISPOSITIVE POWER

                                             -0-

                                        8    SHARED DISPOSITIVE POWER

                                             -0-

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          -0-

   12     TYPE OF REPORTING PERSON*

          IN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 38 of 82 Pages

   1      NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Gisela I. Schroeder, Trustee
          of the Living Trust of Gisela I. Schroeder U/T/I dated May 24, 1985

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

   3      SEC USE ONLY

   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          South Carolina

                                        5    SOLE VOTING POWER

                                             -0-

                                        6    SHARED VOTING POWER
            NUMBER OF SHARES
         BENEFICIALLY OWNED BY               -0-
         EACH REPORTING PERSON
                  WITH                  7    SOLE DISPOSITIVE POWER

                                             -0-

                                        8    SHARED DISPOSITIVE POWER

                                             -0-

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          -0-

   12     TYPE OF REPORTING PERSON*

          OO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 39 of 82 Pages

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Thompson Holdings, Inc.

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

    3     SEC USE ONLY

    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                                        5    SOLE VOTING POWER

                                             -0-

                                        6    SHARED VOTING POWER
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY                179,894 shares
        EACH REPORTING PERSON
                 WITH                   7    SOLE DISPOSITIVE POWER

                                             -0-

                                        8    SHARED DISPOSITIVE POWER

                                             179,894 shares

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          179,894 shares

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          1.00%

   12     TYPE OF REPORTING PERSON*

          CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 40 of 82 Pages

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Thompson Holdings, L.P.

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

    3     SEC USE ONLY

    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                                        5    SOLE VOTING POWER

                                             -0-

                                        6    SHARED VOTING POWER
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY                179,894 shares
        EACH REPORTING PERSON
                 WITH                   7    SOLE DISPOSITIVE POWER

                                             -0-

                                        8    SHARED DISPOSITIVE POWER

                                             179,894 shares

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          179,894 shares

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          1.00%

   12     TYPE OF REPORTING PERSON*

          PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 41 of 82 Pages

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Richard C. Thompson

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

    3     SEC USE ONLY

    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                                        5    SOLE VOTING POWER

                                             -0-

                                        6    SHARED VOTING POWER
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY                230,798 shares
        EACH REPORTING PERSON
                 WITH                   7    SOLE DISPOSITIVE POWER

                                             -0-

                                        8    SHARED DISPOSITIVE POWER

                                             230,798 shares

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          230,798 shares

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          1.28%

   12     TYPE OF REPORTING PERSON*

          IN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 42 of 82 Pages

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          James A. Schlindwein

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

    3     SEC USE ONLY

    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                                        5    SOLE VOTING POWER

                                             -0-

                                        6    SHARED VOTING POWER
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY                25,625 shares
        EACH REPORTING PERSON
                 WITH                   7    SOLE DISPOSITIVE POWER

                                             -0-

                                        8    SHARED DISPOSITIVE POWER

                                             25,625 shares

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          25,625 shares

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.14%

   12     TYPE OF REPORTING PERSON*

          IN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 43 of 82 Pages

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Suzanne S. Schlindwein

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

    3     SEC USE ONLY

    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                                        5    SOLE VOTING POWER

                                             -0-

                                        6    SHARED VOTING POWER
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY                7,119 shares
        EACH REPORTING PERSON
                 WITH                   7    SOLE DISPOSITIVE POWER

                                             -0-

                                        8    SHARED DISPOSITIVE POWER

                                             7,119 shares

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          7,119 shares

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.04%

   12     TYPE OF REPORTING PERSON*

          IN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 44 of 82 Pages

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Horst W. Schroeder, Trustee
          of the Living Trust of Horst W. Schroeder, dated May 24, 1985, or successor trustee

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

    3     SEC USE ONLY

    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          South Carolina

                                        5    SOLE VOTING POWER

                                             -0-

                                        6    SHARED VOTING POWER
            NUMBER OF SHARES
          BENEFICIALLY OWNED BY              -0-
          EACH REPORTING PERSON
                  WITH                  7    SOLE DISPOSITIVE POWER

                                             -0-

                                        8    SHARED DISPOSITIVE POWER

                                             -0-

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          -0-

   12     TYPE OF REPORTING PERSON*

          OO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 45 of 82 Pages

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Jerry Dear

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

    3     SEC USE ONLY

    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                                        5    SOLE VOTING POWER

                                             4,747 shares

                                        6    SHARED VOTING POWER
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY                -0-
        EACH REPORTING PERSON
                 WITH                   7    SOLE DISPOSITIVE POWER

                                             4,747 shares

                                        8    SHARED DISPOSITIVE POWER

                                             -0-

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          4,747 shares

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.03%

   12     TYPE OF REPORTING PERSON*

          IN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 46 of 82 Pages

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Daniel R. Keller

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

    3     SEC USE ONLY

    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                                        5    SOLE VOTING POWER

                                             3,563 shares

                                        6    SHARED VOTING POWER
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY                -0-
        EACH REPORTING PERSON
                 WITH                   7    SOLE DISPOSITIVE POWER

                                             3,563 shares

                                        8    SHARED DISPOSITIVE POWER

                                             -0-

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,563 shares

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.02%

   12     TYPE OF REPORTING PERSON*

          IN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 47 of 82 Pages

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Mike Willhoite

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

    3     SEC USE ONLY

    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                                        5    SOLE VOTING POWER

                                             6,175 shares

                                        6    SHARED VOTING POWER
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY                -0-
        EACH REPORTING PERSON
                 WITH                   7    SOLE DISPOSITIVE POWER

                                             6,175 shares

                                        8    SHARED DISPOSITIVE POWER

                                             -0-

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          6,175 shares

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [X]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.03%

   12     TYPE OF REPORTING PERSON*

          IN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 48 of 82 Pages

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          CCT Partners III, L.P.

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

    3     SEC USE ONLY

    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                                        5    SOLE VOTING POWER

                                             -0-

                                        6    SHARED VOTING POWER
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY                157,103 shares
        EACH REPORTING PERSON
                 WITH                   7    SOLE DISPOSITIVE POWER

                                             -0-

                                        8    SHARED DISPOSITIVE POWER

                                             157,103 shares

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          157,103 shares

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [X]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.87%

   12     TYPE OF REPORTING PERSON*

          PN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 49 of 82 Pages

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          CCT I Corporation

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

    3     SEC USE ONLY

    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                                        5    SOLE VOTING POWER

                                             -0-

                                        6    SHARED VOTING POWER
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY                157,103 shares
        EACH REPORTING PERSON
                 WITH                   7    SOLE DISPOSITIVE POWER

                                             -0-

                                        8    SHARED DISPOSITIVE POWER

                                             157,103 shares

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          157,103 shares

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          0.87%

   12     TYPE OF REPORTING PERSON*

          CO
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 50 of 82 Pages

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Phillip A. Dibble

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

    3     SEC USE ONLY

    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                                        5    SOLE VOTING POWER

                                             -0-

                                        6    SHARED VOTING POWER
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY                -0-
        EACH REPORTING PERSON
                 WITH                   7    SOLE DISPOSITIVE POWER

                                             -0-

                                        8    SHARED DISPOSITIVE POWER

                                             -0-

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          -0-

   12     TYPE OF REPORTING PERSON*

          IN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               SCHEDULE 13G

CUSIP No.      02707010                                    Page 51 of 82 Pages

    1     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Phyllis Kruse Dibble

    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a)  [ ]
                                                                      (b)  [ ]

    3     SEC USE ONLY

    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

                                        5    SOLE VOTING POWER

                                             -0-

                                        6    SHARED VOTING POWER
           NUMBER OF SHARES
        BENEFICIALLY OWNED BY                -0-
        EACH REPORTING PERSON
                 WITH                   7    SOLE DISPOSITIVE POWER

                                             -0-

                                        8    SHARED DISPOSITIVE POWER

                                             -0-

    9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0-

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES            [ ]
          CERTAIN SHARES*

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          -0-

   12     TYPE OF REPORTING PERSON*

          IN
                   *SEE INSTRUCTIONS BEFORE FILLING OUT!


      Item 1(a).  Name of Issuer.

      The name of the issuer is American Italian Pasta Company (the "Company").

      Item 1(b).  Address of Issuer's Principal Executive Office.

      American Italian Pasta Company
      1000 Italian Way
      Excelsior Springs, Missouri  64024

      Item 2(a).  Name of Person Filing.

      This statement is filed on behalf of the persons identified in Item 4 below. In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information concerning that person but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

      Item 2(b). Address of Principal Business Office or, if None, Residence.

      The address of the principal business office of each of The Morgan Stanley Leveraged Equity Fund II, L.P., Morgan Stanley Leveraged Equity Fund II, Inc., Morgan Stanley Capital Partners III, L.P., MSCP III, L.P., Morgan Stanley Capital Partners III, Inc., MSCP III 892 Investors, L.P. and Morgan Stanley Capital Investors, L.P. is 1221 Avenue of the Americas, New York, New York 10020.

      The address of the principal business office of Morgan Stanley Dean Witter & Co. is 1585 Broadway, New York, New York 10036.

      The address of the principal business office of each of George K. Baum Group, Inc., G. Kenneth Baum, George K. Baum Capital Partners, L.P., GKB Private Investment Partners, LLC, George K. Baum Employee Equity Fund, L.P., GKB Equity, Inc., George K. Baum Holdings, Inc. and Jonathan E. Baum is 120 West 12th Street, Suite 800, Kansas City, Missouri 64105.

      The address of the principal business office of each of Citicorp Venture Capital, Ltd., CCT Partners III, L.P. and CCT I Corporation is 399 Park Avenue, 14th Floor, New York, New York 10043.

      The address of the principal business of each of Citibank, N.A. and Citicorp is 153 East 53rd Street, New York, New York 10043.

      The address of the principal business office of each of JSS Management Company, Ltd., James A. Schlindwein and Suzanne S. Schlindwein is 9165 Briar Forest, Houston, Texas 77024.

      The address of each of William T. Webster as custodian for William T. Webster, Jr. under the Missouri Uniform Transfers to Minors Law, William T. Webster as custodian for Aubrey A. Webster under the Missouri Uniform Transfers to Minor Law, William T. Webster as custodian for Samuel Timothy Webster under the Missouri Uniform Transfers to Minors Law, Kirstin D. Webster and James A. Heeter, Co-Trustees under The Timothy S. Webster Family Gift Trust of 1996, dated September 27, 1996, William T. Webster, Julie D. Webster, Anna Catherine Webster, Ernest Jack Webster, Jr., David B. Potter, Timothy S. Webster, David E. Watson, Darrel E. Bailey, Norman F. Abreo, Jerry Dear, Mike Willhoite, Phillip
A. Dibble and Phyllis Kruse Dibble is c/o American Italian Pasta Company, 1000 Italian Way, Excelsior Springs, Missouri 64024.

      The address of each of Horst W. Schroeder, Isabel A. Lange, Bernd H. Schroeder, Gisela I. Schroeder, Trustee of the Living Trust of Gisela I. Schroeder U/T/I dated May 24, 1985 and Horst W. Schroeder, Trustee of the Living Trust of Horst W. Schroeder, dated May 24, 1985, or successor trustee, is 40 Wexford on the Green, Hilton Head, South Carolina 29928.

      The address of the principal business office of each of Thompson Holdings, Inc., Thompson Holdings, L.P. and Richard C. Thompson is Thompson's Nutritional Technology, Inc., 16 Kansas Avenue, Kansas City, Kansas 66105.

      The address of the residence of Daniel R. Keller is 14 Dodge Place, Grosse Pointe, Michigan 48230.

      Item 2(c). Citizenship.

      Each of persons filing this statement is a United States citizen, a corporation, limited partnership or limited liability company organized under the laws of a state of the United States or a trust created or governed under the laws of a state of the United States, except as noted below.

      Each of Horst W. Schroeder, Isabel A. Lange and Bernd H. Schroeder is a citizen of Germany.

      Item 2(d). Title of Class of Securities.

      This statement relates to the Company's Class A Convertible Common Stock, par value $.001 per share (the "Class A Shares").

      Item 2(e). CUSIP Number.

      The Company's CUSIP number is 02707010.

      Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

      (a) [ ] Broker or dealer registered under Section 15 of the Act,

      (b) [ ] Bank as defined in Section 3(a)(6) of the Act,

      (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

      (d) [ ] Investment Company registered under Section 8 of the Investment Company Act,

      (e) [ ] Investment Advisor registered under Section 203 of the Investment Advisors Act of 1940,

      (f) [ ] Employee Benefit Plan, Pension Fund which is now subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see 13d-1(b)(1)(ii)(F),

      (g) [ ] Parent Holding Company, in accordance with Rule
              13d-1(b)(1)(ii)(G); see Item 7,

      (h) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      Not applicable.

      Item 4. Ownership.

      If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

          (a), (b) and (c)

      Certain stockholders of the Company and the Company entered into the Amended and Restated Shareholders' Agreement dated as of October 6, 1997 (the "Original Shareholders Agreement") which contained provisions regarding, among other things, restrictions on transferability and voting of the Company's Class A Shares and certain agreements as to sales or other dispositions of the Company's Class A Shares. Accordingly, the parties to the Original Shareholders Agreement and certain of their affiliates filed jointly the Schedule 13G dated February 13, 1998.

      The Original Shareholders Agreement was amended and restated as of April 7, 1998 (the "Amended Shareholders Agreement") to delete certain provisions regarding, among other things, restrictions on transferability and certain agreements as to sales or other dispositions of the Company's Class A Shares and to amend the provisions regarding voting of the Company's Class A Shares. The provisions contained in the Amended Shareholders Agreement regarding voting of the Company's Class A Shares were irrevocably waived on May 5, 1998. As a result, as of May 5, 1998, the parties to the Amended Shareholders Agreement and certain of their affiliates were no longer deemed to be members of a "group" for the purposes of Sections 13(d) or 13(g) of the Exchange Act. All further filings with respect to the Company's Class A Shares will be filed, if required, by members of the dissolved group in their individual capacity.

      The filing of this statement should not be construed as an admission by any person that such person is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities covered by this statement, other than the securities set forth opposite such person's name in the table below. The table below indicates the beneficial ownership of Class A Shares as of December 31, 1998 of the persons filing this statement.

      In its Form 10-K for the fiscal year ended October 2, 1998, the Company reported that as of December 10, 1998, 18,086,775 Class A Shares were outstanding. The Reporting Persons, in the aggregate, beneficially own 3,361,529 Class A Shares. The Class A Shares beneficially owned by the Reporting Persons, in the aggregate, represent 18.6% of the outstanding Class A Shares.

                                                                    (iii)              (iv)
                                (i)               (ii)          Deemed to have    Deemed to have
                          Deemed to have     Deemed to have     Sole Power to     Shared Power to      Beneficial
                           Sole Power to     Shared Power to    Dispose or to      Dispose or to       Ownership
                            Vote or to         Vote or to         Direct the        Direct the       at December 31,    Percent of
                          Direct the Vote    Direct the Vote     Disposition        Disposition           1998             Class
                          ---------------    ---------------    -------------     ---------------    ---------------    ----------
The Morgan Stanley
Leveraged Equity
Fund II, L.P.                     -0-            446,442               -0-            446,442            446,442          2.47%

Morgan Stanley
Leveraged Equity
Fund II, Inc. (1)                 -0-            446,442               -0-            446,442            446,442           2.47

Morgan Stanley Dean
Witter & Co. (2)                  -0-            635,970               -0-            635,970            635,970           3.52

Morgan Stanley
Capital Partners III,
L.P.                              -0-            167,649               -0-            167,649            167,649           0.93

MSCP III, L.P. (1)                -0-            189,528               -0-            189,528            189,528           1.05

Morgan Stanley
Capital Partners III,
Inc. (1)                          -0-            189,528               -0-            189,528            189,528           1.05

MSCP III 892
Investors, L.P.                   -0-             17,164               -0-             17,164             17,164           0.09

Morgan Stanley
Capital Investors,
L.P.                              -0-              4,715               -0-              4,715              4,715           0.03

George K. Baum
Group, Inc. (22)               94,615                 71            94,615                 71             94,686           0.52

G. Kenneth Baum (3)            15,094             94,686            15,094             94,686            109,780           0.61

George K. Baum
Capital Partners, L.P.            -0-                -0-               -0-                -0-                -0-            -0-

GKB Private
Investment Partners,
LLC                               -0-                -0-               -0-                -0-                -0-            -0-

George K. Baum
Employee Equity
Fund, L.P.                        -0-                -0-               -0-                -0-                -0-            -0-

GKB Equity, Inc. (4)              223                -0-               223                -0-                223          0.001

George K. Baum
Holdings, Inc. (4)              1,093                 71             1,093                 71              1,164          0.006

Jonathan E. Baum (5)            4,902              3,647             4,902              3,647              8,549           0.05

Citicorp Venture
Capital, Ltd. (6)(7)              -0-            890,195               -0-            890,195            890,195           4.92

Citicorp, N.A. (7)                -0-            890,195               -0-            890,195            890,195           4.92

Citicorp (7)                      -0-            890,195               -0-            890,195            890,195           4.92

JSS Management
Company, Ltd. (8)                 -0-             27,441               -0-             27,441             27,441           0.15

William T. Webster
as custodian for
William T. Webster,
Jr. under the Missouri
Uniform Transfers to
Minors Law (9)                    -0-                -0-               -0-                -0-                -0-            -0-

William T. Webster
as custodian for
Aubrey A. Webster
under the Missouri
Uniform Transfers to
Minor Law (9)                     -0-                -0-               -0-                -0-                -0-            -0-

William T. Webster
as custodian for
Samuel Timothy
Webster under the
Missouri Uniform
Transfers to Minors
Law (9)                           -0-                -0-               -0-                -0-                -0-            -0-

Kirstin D. Webster
and James A. Heeter,
Co-Trustees under
The Timothy S.
Webster Family Gift
Trust of 1996, dated
September 27, 1996
(9)                            12,675                -0-            12,675                -0-             12,675          0.07%

William T. Webster
(9)                               -0-                -0-               -0-                -0-                -0-            -0-

Julie D. Webster (9)              -0-                -0-               -0-                -0-                -0-            -0-

Horst W. Schroeder
(10)(11)                      592,079                -0-           592,079                -0-            592,079           3.27

Anna Catherine
Webster (9)                       -0-                -0-               -0-                -0-                -0-            -0-

Ernest Jack Webster,
Jr. (9)                           -0-                -0-               -0-                -0-                -0-            -0-

David B. Potter (12)           36,510                -0-            36,510                -0-             36,510           0.20

Timothy S. Webster
(9)(13)(23)                   360,818                -0-           360,818                -0-            360,818           2.00

David E. Watson (14)          125,714                -0-           125,714                -0-            125,714           0.70

Darrel E. Bailey (15)          68,170                -0-            68,170                -0-             68,170           0.38

Norman F. Abreo
(16)                           58,498                -0-            58,498                -0-             58,498           0.32

Isabel A. Lange (10)              -0-                -0-               -0-                -0-                -0-            -0-

Bernd H. Schroeder
(10)                              -0-                -0-               -0-                -0-                -0-            -0-

Gisela I. Schroeder,
Trustee of the Living
Trust of Gisela I.
Schroeder U/T/I dated
May 24, 1985 (10)                 -0-                -0-               -0-                -0-                -0-            -0-

Thompson Holdings,
Inc. (17)                         -0-            179,894               -0-            179,894            179,894           1.00

Thompson Holdings,
L.P.                              -0-            179,894               -0-            179,894            179,894           1.00

Richard C. Thompson
(18)                              -0-            230,798               -0-            230,798            230,798           1.28

James A. Schlindwein
(8)                               -0-             25,625               -0-             25,625             25,625           0.14

Suzanne S.
Schlindwein (8)                   -0-              7,119               -0-              7,119              7,119           0.04

Horst W. Schroeder,
Trustee of the Living
Trust of Horst W.
Schroeder, dated May
24, 1985, or
successor trustee (10)            -0-                -0-               -0-                -0-                -0-            -0-

Jerry Dear (19)                 4,747                -0-             4,747                -0-              4,747           0.03

Daniel R. Keller                3,563                -0-             3,563                -0-              3,563           0.02

Mike Willhoite (20)             6,175                -0-             6,175                -0-              6,175           0.03

CCT Partners III,
 L.P.                             -0-            157,103               -0-            157,103            157,103           0.87

CCT I Corporation
(21)                              -0-            157,103               -0-            157,103            157,103           0.87

Phillip A. Dibble (9)             -0-                -0-               -0-                -0-                -0-            -0-

Phyllis Kruse Dibble
(9)                               -0-                -0-               -0-                -0-                -0-            -0-

----------

      (1) The general partner of The Morgan Stanley Leveraged Fund II, L.P. is Morgan Stanley Leveraged Equity Fund II, Inc., a wholly-owned subsidiary of Morgan Stanley Dean Witter & Co. The general partner of each of Morgan Stanley Capital Partners III, L.P., MSCP III 892 Investors, L.P. and Morgan Stanley Capital Investors, L.P. is MSCP III, L.P. The general partner of MSCP III, L.P. is Morgan Stanley Capital Partners III, Inc., also a wholly-owned subsidiary of Morgan Stanley Dean Witter & Co.

      (2) Includes Class A Shares beneficially owned by The Morgan Stanley Leveraged Equity Fund II, L.P., Morgan Stanley Capital Partners III, L.P., MSCP III 892 Investors, L.P. and Morgan Stanley Capital Investors, L.P.
Morgan Stanley Dean Witter & Co. may be deemed to have shared voting and dispositive power with respect to any Class A Shares beneficially held by each of the entities listed in the preceding sentence.

      (3) G. Kenneth Baum is a controlling shareholder of George K. Baum Group, Inc. and may be deemed to have shared voting and dispositive power with respect to any Class A Shares beneficially held by George K. Baum Group, Inc. Also includes Class A Shares beneficially owned by Grandchild, L.P. of which
G. Kenneth Baum, as trustee of the G. Kenneth Baum Revocable Trust, is the general partner. Except to the extent of his indirect beneficial ownership of Grandchild, L.P., Mr. Baum disclaims beneficial ownership of the Class A Shares held by Grandchild, L.P.

      (4) George K. Baum Holdings, Inc. is the sole stockholder of GKB Equity, Inc. and, as such may be deemed to have sole voting and dispositive power with respect to the shares held by GKB Equity, Inc. George K. Baum Holdings, Inc. also owns a 50% interest in George K. Baum Merchant Banc, L.L.C. and as a result may be deemed to have shared voting and investment power with respect to the shares held by George K. Baum Merchant Banc, L.L.C.

      (5) Includes Class A Shares beneficially owned by George K. Baum Holdings, Inc. ("Holdings"). Jonathan Baum is the sole stockholder of Holdings. Also includes Class A Shares beneficially owned by GKB Equity, Inc., which is a wholly-owned subsidiary of Holdings. Also includes Class A Shares beneficially owned by George K. Baum Merchant Banc, L.L.C. ("Merchant Banc"), a limited liability company in which Holdings owns a 50% ownership interest. Also includes Class A Shares beneficially owned by Mr. Baum's wife, both individually and as custodian for their minor children. Also includes Class A Shares beneficially owned by Grandchild, L.P., a limited partnership in which Mr. Baum is a limited partner as custodian for each of his minor children. Except to the extent of his indirect beneficial ownership of Merchant Banc, Mr. Baum disclaims beneficial ownership of the Class A Shares held by Merchant Banc, his wife and on behalf of his minor children.

      (6) Citicorp Venture Capital, Ltd. is an affiliate of CCT Partners III, L.P. and may be deemed to have shared voting and dispositive power with respect to any Class A Shares beneficially held by CCT Partners III, L.P.

      (7) Citicorp Venture Capital, Ltd. is a wholly-owned subsidiary of Citibank, N.A., which is a wholly-owned subsidiary of Citicorp. Citicorp may be deemed to have shared voting and dispositive power with respect to any Class A Shares beneficially held by Citicorp Venture Capital, Ltd.

      (8) JSS Management Company Ltd., James A. Schlindwein and Suzanne S. Schlindwein may be deemed to have shared voting and dispositive power with respect to any Class A Shares beneficially held by each of them.

      (9) Timothy S. Webster has been irrevocably constituted and appointed as proxy, an agent and attorney-in-fact for and in the name and place of each of William T. Webster as custodian for William T. Webster, Jr. under the Missouri Uniform Transfers to Minors Law, William T. Webster as custodian for Aubrey A. Webster under the Missouri Uniform Transfers to Minor Law, William T. Webster as custodian for Samuel Timothy Webster under the Missouri Uniform Transfers to Minors Law, Kirstin D. Webster and James A. Heeter, Co-Trustees under The Timothy S. Webster Family Gift Trust of 1996, dated September 27, 1996, William T. Webster, Julie D. Webster, Anna Catherine Webster, Ernest Jack Webster, Jr., Phillip S. Dibble and Phyllis Kruse Dibble pursuant to a Proxy and Durable Power of Attorney for each of the entities and individuals listed in this sentence. Mr. Webster has exclusive voting and dispositive power with respect to any Class A Shares held in the name of each of the entities and individuals listed in the preceding sentence.

      (10) Horst W. Schroeder has been irrevocably constituted and appointed as proxy, an agent and attorney-in-fact for and in the name and place of each of Isabel A. Lange, Bernd H. Schroeder and Gisela I. Schroeder, Trustee of the Living Trust of Gisela I. Schroeder U/T/I dated May 24, 1985 pursuant to a Proxy and Durable Power of Attorney for each of the entities and individuals listed in this sentence. Mr. Schroeder is also the trustee of the Living
Trust of Horst W. Schroeder, dated May 24, 1985, or successor trustee.   Mr.
Schroeder has exclusive voting and dispositive power with respect to any Class A Shares held in the name of each of the entities and individuals listed in the preceding two sentences.

      (11) Includes 463,608 stock options under the Company's 1992 Non-Qualified Stock Option Plan that have vested or will vest during the 60-day period after December 31, 1998.

      (12) Includes 21,462 stock options under the Company's 1992
Non-Qualified Stock Option Plan that have vested or will vest during the 60-day period after December 31, 1998.

      (13) Includes 336,367 stock options under the Company's 1992 Non-Qualified Stock Option Plan that have vested or will vest during the 60-day period after December 31, 1998.

      (14) Includes 75,092 stock options under the Company's 1992
Non-Qualified Stock Option Plan that have vested or will vest during the 60-day period after December 31, 1998.

      (15) Includes 45,193 stock options under the Company's 1992
Non-Qualified Stock Option Plan that have vested or will vest during the 60-day period after December 31, 1998.

      (16) Includes 51,281 stock options under the Company's 1992
Non-Qualified Stock Option Plan that have vested or will vest during the 60-day period after December 31, 1998.

      (17) Thompson Holdings, Inc. is the general partner of Thompson Holdings, L.P. Richard C. Thompson is the only limited partner of Thompson Holdings, Inc, and the president and sole stockholder of Thompson Holdings, Inc. Thompson Holdings, Inc., Thompson Holdings, L.P. and Richard C. Thompson may be deemed to have shared voting and dispositive power with respect to any Class A Shares beneficially held by each of them.

      (18) Includes Class A Shares beneficially owned by Thompson Holdings, L.P. Richard C. Thompson is the only limited partner of Thompson Holdings, Inc. and the president and sole stockholder of Thompson Holdings, Inc. Mr. Thompson may be deemed to have shared voting and dispositive power with respect to any Class A Shares beneficially held by Thompson Holdings, L.P.

      (19) Includes 3,680 stock options under the Company's 1992 Non-Qualified Stock Option Plan and the Company's 1993 Non-Qualified Stock Option Plan that have vested or will vest during the 60-day period after December 31, 1998.

      (20) Includes 4,752 stock options under the Company's 1992 Non-Qualified Stock Option Plan that have vested or will vest during the 60-day period after December 31, 1998.

      (21) CCT I Corporation is the general partner of CCT Partners III, L.P. may be deemed to have shared voting and dispositive power with respect to any Class A Shares beneficially held by CCT Partners III, L.P.

      (22) George K. Baum Group, Inc. is the general partner of Group Partners, L.P. and as a result may be deemed to have sole voting and investment power with respect to any Class A Shares beneficially held by such entity. George K. Baum Group, Inc. also owns a 50% interest in George K. Baum Merchant Banc, L.L.C. and as a result may be deemed to have shared voting and investment power with respect to any Class A Shares beneficially held by such entity.

      (23) Includes 5,365 Class A Shares beneficially owned by Mr. Webster's wife, individually. Except to the extent of his indirect beneficial ownership, Mr. Webster disclaims beneficial ownership of the Class A Shares held by Mrs. Webster.

      Item 5. Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]

      As described in Item 4 above, the stockholders identified in Exhibit 1 are no longer deemed to be members of a "group" for the purposes of Section 13 of the Exchange Act.

      Item 6. Ownership of More than Five Percent on Behalf of Another Person.

      Not applicable.

      Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

      Not applicable.

      Item 8. Identification and Classification of Members of the Group.

      See Exhibit 1. As described in Item 4 above, the stockholders identified in Exhibit 1 are no longer deemed to be members of a "group" for the purposes of
Section 13 of the Exchange Act.

      Item 9. Notice of Dissolution of Group.

      See Item 4.

      Item 10. Certification.

      Not applicable.


                                   SIGNATURES

               After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 11, 1999

                              MORGAN STANLEY CAPITAL PARTNERS III,
                              INC.

                              For each of

                              The Morgan Stanley Leveraged Equity
                                  Fund II, L.P.
                              Morgan Stanley Leveraged Equity Fund II, Inc. Morgan Stanley Dean Witter & Co.
                              Morgan Stanley Capital Partners III, L.P.
                              MSCP III, L.P.
                              Morgan Stanley Capital Partners III, Inc.
                              MSCP III 892 Investors, L.P.
                              Morgan Stanley Capital Investors, L.P.
                              George K. Baum Group, Inc.
                              G. Kenneth Baum
                              George K. Baum Capital Partners, L.P.
                              GKB Private Investment Partners, LLC
                              George K. Baum Employee Equity Fund, L.P.
                              GKB Equity, Inc.
                              George K. Baum Holdings, Inc.
                              Jonathan E. Baum
                              Citicorp Venture Capital, Ltd.
                              Citibank, N.A.
                              Citicorp
                              JSS Management Company, Ltd.
                              William T. Webster as custodian for
                                  William T. Webster, Jr. under the
                                  Missouri Uniform Transfers to Minors Law
                              William T. Webster as custodian for
                                  Aubrey A. Webster under the Missouri
                                  Uniform Transfers to Minor Law
                              William T. Webster as custodian for
                                  Samuel Timothy Webster under the Missouri
                                  Uniform Transfers to Minors Law
                              Kirstin D. Webster and James A. Heeter,
                                  Co-Trustees under The Timothy S. Webster
                                  Family Gift Trust of 1996, dated
                                  September 27, 1996
                              William T. Webster
                              Julie D. Webster
                              Horst W. Schroeder
                              Anna Catherine Webster
                              Ernest Jack Webster, Jr.
                              David B. Potter
                              Timothy S. Webster
                              David E. Watson
                              Darrel E. Bailey
                              Norman F. Abreo
                              Isabel A. Lange
                              Bernd H. Schroeder
                              Gisela I. Schroeder, Trustee of the
                                  Living Trust of Gisela I. Schroeder U/T/I dated May 24, 1985
                              Thompson Holdings, Inc.
                              Thompson Holdings, L.P.
                              Richard C. Thompson
                              James A. Schlindwein
                              Suzanne S. Schlindwein
                              Horst W. Schroeder, Trustee of the
                                 Living Trust of Horst W. Schroeder, dated
                                 May 24, 1985, or successor trustee
                              Jerry Dear
                              Daniel R. Keller
                              Mike Willhoite
                              CCT Partners III, L.P.
                              CCT I Corporation
                              Phillip A. Dibble
                              Phyllis Kruse Dibble



                              By: /s/ Carole Schiffman
                                  ------------------------
                                  Name: Carole Schiffman
                                  Title: Attorney-in-Fact



      Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).


                                 Exhibit Index


                                                                          Page

Exhibit 99.1 - Members of Former Group.....................................62
Exhibit 99.2 - Joint Reporting Agreement...................................64
Exhibit 99.3 - Power of Attorney...........................................74